UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2007

Optium Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33109	59-3684497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Precision Road Horsham, PA	19044
(Address of Principal Executive Offices)	(Zip Code)

(267) 803-3800
(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c)).

Item 1.01               Entry into a Material Definitive Agreement

On March 27, 2007, Optium Corporation (“Optium”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CLP Acquisition I Corp., its wholly-owned subsidiary (“Acquisition Sub”), and Kailight Photonics, Inc. (“Kailight”), pursuant to which Optium will acquire Kailight for a cash amount of approximately $35 million, including payment for all of Kailight’s outstanding capital stock and vested in-the-money options, as well as the payment of Kailight stockholder indebtedness and employee change of control awards, with a potential earnout of up to an additional $5 million to be paid after the end of January 2009 based on Kailight reaching certain milestones.  In addition, in connection with the merger, Optium will assume Kailight’s out-of-the-money stock options, as well as its unvested stock options, and will grant options to purchase shares of Optium common stock to the Kailight employees.

The acquisition will be conducted by means of a merger of Acquisition Sub with and into Kailight that will result in Kailight becoming a wholly-owned subsidiary of Optium. The merger is expected to be completed in Optium’s third or fourth fiscal quarter of 2007.

The closing of the merger is subject to customary closing conditions and regulatory approvals.  Approval of the merger by the holders of the outstanding shares of Kailight capital stock, as required under Delaware law, has been obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIUM CORPORATION

	By:	/s/ Christopher E. Brown
Name: Christopher E. Brown
Title: General Counsel, Vice President of Corporate Development and Secretary
Date: March 30, 2007